Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-151660, 333-151663, 333-109474, 333-100238 and 333-53384 on Form S-8 and in Registration Statement Nos. 333-159606, 333-144665, 333-136852, and 333-64218 on Form S-3 of our report dated March 29, 2010, relating to the financial statements of BioSante Pharmaceuticals, Inc., appearing in this Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
March 29, 2010